SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

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Check the appropriate box:
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     RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ICN Pharmaceuticals, Inc. issued the following press release on April 8, 2002.

                       [Logo of ICN Pharmaceuticals]


Investors:                                           Media:
----------                                           ------
Joseph Schepers                                      Peter Murphy
(212) 754-4422                                       714-545-0100, ext. 3213


             ICN PHARMACEUTICALS ATTACKS RIVAL PROXY FILING AS
                COUNTERPRODUCTIVE TO RESTRUCTURING PROGRESS;
              SAYS RESTRUCTURING AND PERFORMANCE PROMISES ALL
                              HAVE BEEN KEPT

Costa Mesa, CA., April 8, 2002 -- ICN Pharmaceuticals, Inc. (NYSE: ICN) responded today to the filing of opposition nominees for the May, 29, 2002 election of its Board of Directors, expressing disappointment that a proxy contest would be mounted at a crucial time in the restructuring of the company.

"We are extremely disappointed that this filing should come at the very moment when it would be the most counterproductive--when the critical restructuring of ICN's biotechnology business has come to fruition," said ICN spokesman Alan Charles. "The promise to shareholders has been kept. Today's filing will only hurt shareholders and the intention of its timing suggests a callous disregard for the long-term value of the company." Charles pointed out that the two dissident groups, Iridian Asset Management and Franklin Mutual Advisers, had only been stockholders for nine to ten months.

ICN has appointed a nominating committee consisting of three independent directors to vet and recommend board nominees, and has offered the dissidents the opportunity to propose and discuss nominees with the committee, which they have refused to do. The committee is actively reviewing all candidates brought to its attention, and recently approved the election of former SEC chairman Roderick Hills to the board as an independent director. The committee consists of Ronald Fogleman as chair, Norman Barker and Edward Burkhardt. Fogleman and Burkhardt were elected as shareholder nominees in 2001.

                                   (more)

Charles indicated that ICN remains committed to its IPO and to a tax-free spinoff of the remaining shares to ICN shareholders. "It is hypocritical to claim that this IPO was timed in anticipation of a contest, when it is clear that this opposition slate was filed to disrupt the progress of the very restructuring that shareholders want. ICN has expressed over and over again its intention to do a tax-free spinoff. The enormous work it takes to apply to the IRS for a tax-free ruling has been completed and that request has been made. We are committed to the spinoff as soon as regulatory approval is received."

"It is also hypocritical," Charles added, "that the dissidents claim that the ICN International business should have been separated first. The order of separation was never important, and they know it. We have been responsive to the desire of the vast majority of shareholders to have the Ribapharm restructuring occur first." ICN International has its own management team and board of directors and is headquartered in Basel, Switzerland. Restructuring for that unit is planned for early 2003.

"As to the Ribapharm board, it is insulting to the integrity of such distinguished individuals as Kim Campbell, former foreign minister and prime minister of Canada, Dr. John Vierling, chairman of the American Liver Foundation, Nobel-prize winner Dr. Roger Guillemin, or Hans Thierstein, former chairman of publicly-traded Serono Pharmaceuticals of Geneva to suggest that they are not independent," said Charles.

ICN also stated that the number of options to be given to ICN officers and directors in connection with the IPO is being reviewed by compensation analyst Towers Perrin at the request of the ICN board's compensation committee.

ICN said it would continue to pursue its long-term goals by proceeding with its restructuring as planned and with continued healthy performance. For the year 2001, ICN posted record revenues of $858 million and record pre-tax income of $144 million. Year over year from March 2001 to March 2002, ICN outperformed the drug industry by 42%.

ICN stockholders are strongly advised to read the proxy statement relating to ICN's 2002 annual meeting of stockholders when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other documents filed by ICN with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, ICN will mail the proxy statement to each stockholder of record on April 9, 2002. ICN will also make additional copies of the proxy statement and any amendments to the proxy statement available for free to ICN's stockholders. Please direct your request for the proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3013.

ICN, its executive officers and directors may be deemed to be participants in the solicitation of proxies for ICN's 2002 annual meeting of stockholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by ICN with the Securities and Exchange Commission on April 4, 2002.

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